Exhibit (d)(7)

FLUIDIGM CORPORATION

2011 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF STOCK OPTION

(FOR PARTICIPANTS OUTSIDE THE U.S.)

Unless otherwise defined herein, the terms defined in the Fluidigm Corporation 2011 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Stock Option (the “Notice of Grant”) and Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, and any special terms and conditions for Participant’s country set forth in the Addendum to the Notice of Grant (the “Addendum”) attached hereto as Exhibit B (together, the “Agreement”).

Participant:	«first_name» «last_name»

Address:	«Street»

«Country» «Zip_»

Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number	«Grant_No»

Date of Grant	«Grant_Date»

Vesting Commencement Date	«Vesting_Start_Date»

Number of Shares Granted	«No_of_Shares_Granted»

Exercise Price per Share	$«Exercise_Price_per_Share»

Total Exercise Price	$«Total_Exercise_price_»

Type of Option	Nonstatutory Stock Option

Term/Expiration Date	«Expiration_Date»

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Plan, this Option will vest and become exercisable only if Participant remains a Service Provider through each applicable vesting date.  The Option will vest:

[Insert applicable vesting schedule], subject to recipient continuing to be a Service Provider (as defined in the Fluidigm Corporation 2011 Equity Incentive Plan) through each such date.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in any portion of the Option, such portion of the Option and Participant’s right to acquire any Shares thereunder will immediately terminate.

Termination Period:

To the extent permitted by Applicable Laws, this Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider.  Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 13(c) of the Plan.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement.  Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.  Participant agrees that this award of the Option is purely discretionary, that this award of the Option does not create any rights to future awards and that this award of the Option is a one-time event. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	FLUIDIGM CORPORATION

By

Address:	Title

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.      Grant of Option.  The Company hereby grants to the Participant named in the Notice of Grant (“Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference.  Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

2.      Vesting Schedule.  Except as provided in Section 3, the Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  The portion of the Option scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3.      Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan.  If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4.      Exercise of Option.

(a)          Right to Exercise.  If permitted by Applicable Laws, this Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

(b)         Method of Exercise.  This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit C (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan.  The Exercise Notice will be completed by Participant and delivered to the Company.  The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding.  This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

5.      Method of Payment.  Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant to the extent permitted by Applicable Laws:

(a)          cash;

(b)         check;

(c)         consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d)         unless Participant is a resident of Canada (in which case this item (d) shall not be an available alternative), surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6.      Tax Obligations.

(a)          Withholding of Taxes.  Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items.

Prior to exercise of the Option, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment obligations of the Company and/or the Employer.  In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares.  Alternatively, or in addition, if Participant is a resident of a country other than Canada and if permissible under local law, the Company may, in its discretion, (1) sell or arrange for the sale of Shares that Participant acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy such obligations by withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.  Further, to the extent that the Participant participates in a formal cashless exercise program with a registered securities broker, the Participant agrees to promptly provide a direction in the form prescribed by such registered securities broker that authorizes it to remit to the Company and/ or the Employer such portion of the proceeds received pursuant to the formal cashless exercise program as shall be sufficient to satisfy all applicable Tax Related Items owing by the Participant.  Finally, Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.

(b)         Code Section 409A.  To the extent Participant is or becomes subject to U.S. Federal income taxation, this subsection (b) shall apply.  Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.”  A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The Discount Option may also result in additional state income, penalty and interest charges to the Participant.  Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination.  Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

7.      Forfeiture upon Termination of Status as a Service Provider.  Notwithstanding any contrary provision of this Agreement, the balance of the Option that has not vested as of the time of Participant’s termination as a Service Provider for any reason and Participant’s right to acquire any Shares pursuant to any unvested portion of the Option hereunder will immediately terminate.

8.      Death of Participant.  Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s heirs or designated beneficiary, to the extent permitted under Applicable Laws, or if no heir (or designated beneficiary to the extent permitted under Applicable Laws) survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9.      Acknowledgements.

(a)          Participant acknowledges receipt of a copy of the Plan (including any applicable appendixes or sub-plans thereunder) and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof.  Participant has reviewed the Plan (including any applicable appendixes or sub-plans thereunder) and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Option.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

(b)         The Company (which may or may not be Participant’s Employer) is granting the Option.  The Company will administer the Plan from outside Participant’s country of residence, and United States law will govern all Options granted under the Plan.

(c)          Participant acknowledges that benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.  Unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of Participant’s salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind.  Participant waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from:

(i)  the loss or diminution in value of such rights under the Plan, or

(ii) Participant ceasing to have any rights under, or ceasing to be entitled to any rights under the Plan as a result of such termination.

(d)         The grant of the Option, and any future grant of Options under the Plan is entirely voluntary, and at the complete discretion of the Company.  Neither the grant of the Option nor any future grant of an Option by the Company will be deemed to create any obligation to grant any further Options, whether or not such a reservation is explicitly stated at the time of such a grant.  The Company has the right, at any time to amend, suspend or terminate the Plan.  The Option is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, vacation, bonuses, long-service awards, indemnification, pension or retirement or welfare benefits or similar payments.

(e)         The Plan will not be deemed to constitute, and will not be construed by Participant to constitute, part of the terms and conditions of employment, and the Company will not incur any liability of any kind to Participant as a result of any change or amendment, or any cancellation, of the Plan at any time.

(f)          Participation in the Plan will not be deemed to constitute, and will not be deemed by Participant to constitute, an employment or labor relationship of any kind with the Company.

(g)         Participant understands that the laws of the country in which he or she is resident or a Service Provider at the time of grant of the Option, vesting of the Option or at the subsequent sale of Shares acquired pursuant to the Plan and this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject the Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such Shares.

(h)         No claim or entitlement to compensation or damages shall arise from forfeiture of the Option, or any portion thereof, resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or affiliates or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and affiliates and the Employer from any such claim.  If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)           Neither the Company, Participant’s employer, or any Parent or Subsidiary has provided Participant, and shall not provide Participant with any tax, legal or financial advice with respect to the Option, the Shares, this Agreement or the Plan.  Neither the Company, Participant’s employer, or any Parent or Subsidiary are making nor have they made any recommendations relating to Participant’s participation in the Plan, exercise of the Option or the acquisition or sale of the Shares.

(j)           Participant shall bear any and all risk associated with the exchange or fluctuation of currency associated with the Options and the Shares (the “Currency Exchange Risk”), and Participant hereby waives and releases the Company, Participant’s employer and the Parent(s) and Subsidiaries, from any potential claims arising out of the Currency Exchange Risk.

(k)          It is Participant’s responsibility to, and Participant shall, comply with any and all exchange control requirements applicable to the exercise of the Option and the sale of Shares acquired in connection therewith and any resulting funds including, without limitation, reporting or repatriation requirements.

(l)           Neither the Company, any of its Parents or Subsidiaries are responsible for Participant’s legal compliance requirements relating to the Option or the ownership and possible sale of the Shares, including, but not limited to, tax reporting, the exchange of Participant’s local currency into or from U.S. dollars, the transfer of funds to or from the U.S., and the opening and use of a U.S. brokerage account.

(m)         Participant acknowledges and agrees that the offer of the Option has been made by the Company to him or her personally in connection with Participant’s existing relationship with the Company or one or more of its subsidiaries or affiliates, and further, that the Option, the Shares and the related offer thereof are not subject to regulation by any securities regulator outside of the United States.

(n)              Participant may find additional information regarding the Company, the Shares, and the risks related to an investment therein in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), copies of which are available free of charge on the Investor Relations page of the Company’s website (and also on the SEC’s webpage (www.sec.gov).

(o)         For purposes of the Option, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any) and unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s status as a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence).

(p)         The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, and may be greater or less than the Exercise Price at any given time.

10.  Data Privacy.  By entering into this Agreement, and as a condition of the grant of the Option, Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other documents regarding the Option by and among, as applicable, the Employer, and Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer, its Parent or any Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or other ownership interests or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”)and, for the exclusive purposes of implementing, administering and managing the Plan, such companies may exchange the Data among themselves.

Participant understands that the Company may from time to time engage a stock plan broker or other broker, plan administrator, or third parties to assist with the implementation, administration and management of the Option and the Plan (collectively, the “Third Parties”). Participant acknowledges that Data will be transferred to the Third Parties.  Participant understands that the Third Parties the Company, the Parent and any applicable Subsidiaries that receive Data may be located in Participant’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant expressly authorizes the Third Parties, together with their successors and assigns, to receive, possess, use and transfer Data as contemplated hereby.  Participant acknowledges and agrees that, from time-to-time the Company may replace the Third Parties with alternative service providers, and may add other third parties as service providers in connection with the Plan, and expressly authorizes any such parties to and agrees that any such parties are also authorized to receive, possess, use and transfer the Data, in electronic or other form for the sole purpose of implementing, administrating and managing the Plan, the Option and any Shares Participant may acquire in connection therewith.

Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.  Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, the Company would not be able to grant Participant Options or other equity awards or administer or maintain such awards, including the award of the Option. Therefore, Participant understands that refusing or withdrawing Participant’s may adversely affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

11.    English Language.  Participant has received the Plan, the terms and conditions of this Agreement and any other related documents or communications, and Participant consents to having received these documents in English.  If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

12.    Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

13.    No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

14.    Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080, or at such other address as the Company may hereafter designate in writing.

15.    Non-Transferability of Option.  Except to the limited extent provided in Section 8, this Option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

16.    Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17.    Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company or there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares.  Participant understands that the Company is under no obligation to register or qualify the shares with the U.S. Securities Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

18.    Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.  Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

19.    Administrator Authority.  The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20.    Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.    Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

22.    Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

23.    Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.

24.    Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

25.    Governing Law.  This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.

26.    Addendum.  The grant of the Option shall be subject to any special terms and conditions for Participant’s country set forth in the Addendum attached hereto as Exhibit B.  Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Agreement.

27.    Imposition of Other Requirements.      The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.

29.    Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that, depending on his or her country of residence, he or she may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in his or her country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and he or she is advised to speak to his or her personal advisor on this matter.

EXHIBIT B

ADDENDUM TO THE NOTICE OF GRANT OF STOCK OPTION

(FOR PARTICIPANTS OUTSIDE THE U.S.)

COUNTRY SPECIFIC PROVISIONS

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Option granted to Participant under the Fluidigm Corporation 2011 Equity Incentive Plan (the “Plan”) if Participant resides and/or works in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, transfers to another country after the grant of the Option, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to the extent to which the special terms and conditions contained herein shall be applicable to Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date by the time Participant vests in the Option, elects to exercise the Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, Participant understands that if he or she is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers to another country after the grant of the Option, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to Participant in the same manner.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and the Plan.

AUSTRALIA

The following terms and conditions will apply in the case of grants to Australian residents and to those individuals who are otherwise subject to the laws of Australia.

Variation

A.1	Notwithstanding any provision in the Plan, the Notice of Grant or the Terms and Conditions of Stock Option Grant (together the "Award Agreement") to the contrary, the terms of the Award Agreement apply to this Addendum but shall be varied as follows in respect of each Option granted to Australian resident Participants.

A.2	To the extent of any inconsistency between this Addendum and any other provisions of the Award Agreement as it relates to Australian resident Participants, the terms of this Addendum will prevail.

A.3	Notwithstanding any other provision in the Award Agreement, this Addendum and any offer arising from it is intended to comply with section 708 of the Commonwealth Corporations Act 2001 ("Corporations Act"). Any provision of this Addendum which is inconsistent with the requirements of section 708 of the Corporations Act, without further amendment by the Company or the Board, shall to the extent permitted by law be reformed to comply with section 708 of the Corporations Act.

A.4	The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of Australian State, Territory and Commonwealth laws.

Who may participate

A.5	Options the subject of this Addendum may only be granted to Participants who are Australian residents. The Participant who has executed this Addendum warrants to the Company that they are an Australian resident.

A.6	Unless at any time the Company issues a disclosure document (being a prospectus or other disclosure document) which is of a type covered by Australian Securities and Investments Commission (ASIC) Class Order for Employee incentive schemes: Unlisted bodies CO 14/1001 prior to the exercise of an Option, a Participant for the purposes of the Award Agreement and the Plan means a Participant who must also come within the scope of one of the following 3 categories of exemptions for a disclosure document pursuant to the Corporations Act. By executing this Addendum the Participant acknowledges and represents that the Participant falls within the scope of one of the exceptions referred to below.

a.	Exemption 1- Section 708(1) allows a company to make offers to 20 individuals in any twelve month period up to a certain dollar cap (A$2,000,000) as follows:

Small scale offerings (20 issues or sales in 12 months)

(1)	Personal offers of a body’s securities by a person do not need disclosure to investors under this Part if:

(a)	none of the offers results in a breach of the 20 investors ceiling (see subsections (3) and (4)); and

(b)	none of the offers results in a breach of the A$2 million ceiling (see subsections (3) and (4)).

This subsection does not apply to an offer for sale to which subsection 707(3) (sale amounting to indirect issue) or (5) (sale amounting to indirect sale by controller) applies.

Note 1:	Subsection 727(4) makes it an offence to issue or transfer securities without disclosure to investors once 20 issues or transfers have occurred or A$2 million has been raised.

Note 2:	Under section 740 ASIC may make a determination aggregating the transactions of bodies that ASIC considers to be closely related.

(2)	For the purposes of subsection (1), a personal offer is one that:

(a)	may only be accepted by the person to whom it is made; and

(b)	is made to a person who is likely to be interested in the offer, having regard to:

(i)	previous contact between the person making the offer and that person; or

(ii)	some professional or other connection between the person making the offer and that person; or

(iii)	statements or actions by that person that indicate that they are interested in offers of that kind.

(3)	An offer by a body to issue securities:

(a)	results in a breach of the 20 investors ceiling if it results in the number of people to whom securities of the body have been issued exceeding 20 in any 12 month period; and

(b)	results in a breach of the A$2 million ceiling if it results in the amount raised by the body by issuing securities exceeding A$2 million in any 12 month period.

(4)	An offer by a person to transfer a body’s securities:

(a)	results in a breach of the 20 investors ceiling if it results in the number of people to whom the person sells securities of the body exceeding 20 in any 12 month period; and

(b)	results in a breach of the A$2 million ceiling if it results in the amount raised by the person from selling the body’s securities exceeding A$2 million in any 12 month period.

(5)	In counting issues and sales of the body’s securities, and the amount raised from issues and sales, for the purposes of subsection (1), disregard issues and sales that result from offers that:

(a)	do not need a disclosure document because of any other subsection of this section; or

(b)	are not received in Australia; or

(c)	are made under a disclosure document.

Note:	Also see provisions on restrictions on advertising (section 734) and securities hawking provisions (Part 6D.3).

(7)	In working out the amount of money raised by the body by issuing securities, include the following:

(a)	the amount payable for the securities at the time when they are issued;

(b)	if the securities are shares issued partly-paid—any amount payable at a future time if a call is made;

(c)	if the security is an option—any amount payable on the exercise of the option;

(d)	if the securities carry a right to convert the securities into other securities—any amount payable on the exercise of that right.

b.	Exemption 2 - Section 708(8) allows a company to make offers to “sophisticated investors” without a disclosure document as follows:

Sophisticated investors

(8)	An offer of a body’s securities does not need disclosure to investors under this Part if:

(a)	the minimum amount payable for the securities on acceptance of the offer by the person to whom the offer is made is at least $500,000; or

(b)	the amount payable for the securities on acceptance by the person to whom the offer is made and the amounts previously paid by the person for the body’s securities of the same class that are held by the person add up to at least A$500,000; or

(c)	it appears from a certificate given by a qualified accountant no more than 6 months before the offer is made that the person to whom the offer is made:

(i)	has net assets of at least the amount specified in regulations made for the purposes of this subparagraph (being, as at January 2014, A$2.5 million); or

(ii)	has a gross income for each of the last 2 financial years of at least the amount specified in regulations made for the purposes of this subparagraph a year (being, as at January 2014, A$250,000 per annum); or

(d)	the offer is made to a company or trust controlled by a person who meets the requirements of subparagraph (c)(i) or (ii).

Note 1:	Section 9 defines qualified accountant.

Note 2:	A financial services licensee has obligations under Division 3 of Part 7.7 when providing financial advice. ASIC has a power under section 915C to suspend or cancel a licensee’s licence.

(9)	In calculating the amount payable, or paid, for securities for the purposes of paragraph (8)(a) or (b), disregard any amount payable, or paid, to the extent to which it is to be paid, or was paid, out of money lent by the person offering the securities or an associate.

(9A)	In addition to specifying amounts for the purposes of subparagraphs (8)(c)(i) and (ii), the regulations may do either or both of the following:

(a)	deal with how net assets referred to in subparagraph (8)(c)(i) are to be determined and valued, either generally or in specified circumstances;

(b)	deal with how gross income referred to in subparagraph (8)(c)(ii) is to be calculated, either generally or in specified circumstances.

(9B)	In determining the net assets of a person under subparagraph (8)(c)(i), the net assets of a company or trust controlled by the person may be included.

Note:	Control is defined in section 50AA.

(9C)	In determining the gross income of a person under subparagraph (8)(c)(ii), the gross income of a company or trust controlled by the person may be included.

Note:	Control is defined in section 50AA.

(10)	An offer of a body’s securities does not need disclosure to investors under this Part if:

(a)	the offer is made through a financial services licensee; and

(b)	the licensee is satisfied on reasonable grounds that the person to whom the offer is made has previous experience in investing in securities that allows them to assess:

(i)	the merits of the offer; and

(ii)	the value of the securities; and

(iii)	the risks involved in accepting the offer; and

(iv)	their own information needs; and

(v)	the adequacy of the information given by the person making the offer; and

(c)	the licensee gives the person before, or at the time when, the offer is made a written statement of the licensee’s reasons for being satisfied as to those matters; and

(d)	the person to whom the offer is made signs a written acknowledgment before, or at the time when, the offer is made that the licensee has not given the person a disclosure document under this Part in relation to the offer.

c.	Exemption 3 - Section 708(12) allows a company to make offers to senior managers as follows. The definition of ‘senior manager’ for the purpose of this section is a person:

(a)	who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the corporation; or

(b)	has the capacity to affect significantly the corporation’s financial standing.

This exemption includes executive directors and the company secretary. An individual falls into the exemption if either (a) or (b) are met.

Offers of securities to people associated with the body

(12)	An offer of a body’s securities does not need disclosure to investors under this Part if it is made to:

(a)	a senior manager of the body or a related body or their spouse, parent, child, brother or sister; or

(b)	a body corporate controlled by a person referred to in paragraph (a).

Qualifications on Participation

A.7	The scheme the subject of the Award Agreement and the Plan and this Addendum is a tax deferred scheme for the purposes of Australian taxation laws.

A.8	Options granted under the Award Agreement and the Plan may be granted on terms to the effect that the Options are subject at all times to forfeiture conditions or limitations on disposal. For the purposes of this clause, forfeiture conditions means, in addition to those set out in the Award Agreement and Plan , the conditions (if any) determined by the Board or the Committee that will result in the Option lapsing if satisfied, as set out in the relevant offer document relevant to the Participant. Such forfeiture conditions could include, without limitation, minimum periods of employment and/or minimum holding periods.

A.9	While Options granted to Participants who are residents in Australia for tax purposes are subject to clauses A.7 and A.8 of this Addendum, if the Board determines that the Participant:

(a)	has committed an act of fraud;

(b)	is ineligible to hold their office for the purposes of Part 2D.6 of the Corporations Act; or

(c)	is found to have acted in a manner that the Board considers to be gross misconduct or in such other circumstances as may be specified in the invitation to acquire Options,

the Participant will forfeit any right or interest in the Option.

TAX CONSEQUENCES

A.10	THIS TAX SUMMARY IS GENERAL INFORMATION ONLY AND MUST NOT BE RELIED UPON BY ANY PERSON IN DECIDING WHETHER OR WHEN TO EXERCISE AN OPTION OR ENTER INTO THE AWARD AGREEMENT. EACH PERSON SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THESE MATTERS. FOR THE AVOIDANCE OF DOUBT, CLAUSES A.10 TO A.12 DO NOT FORM PART OF ANY AWARD AGREEMENT BETWEEN THE PARTICIPANT AND THE COMPANY.

A.11	This summary is intended to be used solely for general information purposes and does not constitute a specific representation to any Participant or form part of the Award Agreement or take into account any Participant’s particular financial, taxation or investment circumstances. A Participant’s particular situation may be such that some variation to these general observations is applicable to that Participant. In addition, the Australian tax laws and regulations are revised frequently and may change again in the future. Each Participant is urged to consult a tax advisor before entering into the Award Agreement, before exercising any Option, and before disposing of any Shares acquired under the Award Agreement.

A.12	The summary below assumes that each Option is granted and issued at a discount.

(a)	Initial Grant of Options. The grant of an Option at a discount generally creates a tax liability for the recipient of the discount. However, recipients may qualify for a deferral of this liability if they have a real risk of losing the shares provided under the Option, or , in line with the application of Subdivision 83A-C of the Income Tax Assessment Act 1997(Cth) (subject to the requirements of this Act), there are restrictions placed on the exercise of the Option. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

(b)	Deferred taxing point. The taxing point in tax-deferred schemes is generally the earliest of:

(i)	when there is no risk of forfeiting the Option and any restrictions on their sale are lifted;

(ii)	when the employee has exercised their right to acquire the shares under the Option, and there is no risk of forfeiting the resulting share ;

(iii)	when the employee ceases the relevant employment; or

(iv)	15 years after the Options were acquired.

(c)	Disposal of the Shares. If the Participant sells his or her shares (or they are sold on behalf of the Participant) the Participant may be subject to capital gains tax (“CGT”) in Australia. The "base cost" of the shares will be the amount the Participant paid for them (i.e. the exercise price) plus the amount assessed to income tax on the Option. If the Participant sells his or her shares immediately after exercise of the Option, this may result in a no gain/no loss transaction for CGT purposes. If the Participant sells his or her shares later than this, the sale may result in a gain or a loss for CGT purposes depending on the sale price.

If the Participant who is an Australian tax resident holds his or her shares for over twelve months before selling them the Participant will be entitled to the general 50% discount on any taxable capital gain the Participant may make.  The position is more complicated if the Participant has current-year or brought-forward capital losses.

(d)	Withholding tax. There are generally no withholding tax obligations on the Employer in respect to any assessable income arising out of the taxation impacts of equity incentive plan interests; however the Employer will have some reporting obligations to the Australian Taxation Office.

CANADA

The following terms and conditions will apply in the case of grants to Canadian residents and to those individuals who are otherwise subject to the laws of Canada.

1.           Settlement in Shares Only. Notwithstanding any provision in the Agreement or Plan to the contrary, the grant of the Option does not provide any right for Participant to receive a cash payment. The Option shall be settled in Shares only.

2.           Method of Payment. The following provision supplements Section 5 and 6 of the Agreement:

The Company shall have no right to retain or withhold any Shares otherwise required to be delivered to the Participant in order to satisfy the payment of the Option or to satisfy any tax withholding obligations attributable to the exercise of the Option. The Participant shall not be permitted to satisfy any payment or tax withholding obligations related to the exercise of an Option by delivering Shares to the Company or by electing to have the Company withhold a portion of the Shares otherwise required to be delivered to him or her upon exercise of such Option. Notwithstanding the preceding, if the Participant so elects and the Company in its sole discretion agrees, the Company may redeem for cash a portion of that Participant’s Option and apply the cash on behalf of the Participant in satisfaction of the payment or tax withholding obligation attributable to the exercise of an Option. If any Participant makes such an election and the Company has agreed with any such election, then the Company further covenants that it will elect, pursuant to subsection 110(1.1) of the Income Tax Act (Canada) and any similar legislation of a Canadian province (the collectively the “Tax Act”) in prescribed form and in prescribed manner in respect of the exercise of the Option held by the Participant for which the Participant is entitled to a deduction under subsection 110(1)(d) of the Tax Act, that neither the Company nor any person who does not deal at arm’s length (within the meaning of the Tax Act) with the Company will deduct in computing income for the purposes of the Tax Act any amount (other than designated amounts permitted under the Tax Act) in respect of a payment made to the Participant in consideration for the surrender of the Participant’s Option. The Company will provide such Participant with evidence in writing of such election.

3.           Termination of Employment. The following provision replaces Section 9(o) of the Agreement:

In the event Participant’s status as a Service Provider is terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of local employment laws or the terms of Participant’s employment or service agreement, if any), any portion of the Option and Participant’s right to vest in the Option, if any, will terminate effective as of the earliest of the following dates: (i) the date on which Participant’s status as a Service Provider is terminated; (ii) the date Participant receives written notice of termination of Participant’s status as a Service Provider from the Company or one of its Subsidiaries or affiliates; or (iii) the date Participant is no longer actively employed by or actively providing services to the Company or one its Subsidiaries or affiliates (regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in Canada or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence).

4.           Data Privacy. The following provision supplements Section 10 of the Agreement:

If Participant is a resident of Quebec, Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Employer, the Company, its Subsidiaries and affiliates and the Company's broker, or such stock plan service provider that may be selected by the Company to assist with the implementation, administration and management of the Plan to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Employer, the Company and its Subsidiaries or affiliates to record such information and to keep such information in Participant’s employee file.

5.            Language Consent. The following terms and conditions apply to Participants resident in Quebec:

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Notifications for Canadian Participants

Securities Law Information. Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed by the Company, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed (i.e., Nasdaq Global Market).

Exercise Price Per Share. To the extent applicable, the Exercise Price per Share has been set in good faith compliance at an amount which the Company believes is no less than the fair market value of the Common Stock of the Company as of the Date of Grant. Notwithstanding the foregoing, there is no guarantee that the Canada Revenue Agency or any other applicable taxation authority will agree with such valuation and, by signing the Agreement, the undersigned Participant confirms and agrees that the Company shall not be held liable for any applicable costs, taxes, or penalties associated with this Option if, in fact, the Canada Revenue Agency or any other applicable taxation authority were to determine a different valuation.

CHINA

The following terms and conditions will apply in the case of grants to Chinese residents and to those individuals who are otherwise subject to the laws of China.

Method of Exercise: Section 4(b) shall be amended such that the Option shall be exercised using the Notice of Exercise at Exhibit D.

FRANCE

Notwithstanding anything to the contrary in the Agreement, this Addendum or the Plan as modified by the Rules of the Fluidigm Corporation 2011 Equity Incentive Plan for Options Granted to French Participants, if Participant qualifies for participation in the French-qualified regime provided by Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, any Option that may be granted to Participant shall be granted under and subject to the Rules of the Fluidigm Corporation 2011 Equity Incentive Plan for Options Granted to French Participants (the “French Sub-Plan for Options”) and the Agreement, incorporated herein by reference. The Company has adopted the French Sub-Plan for Options for the purpose of granting Options that qualify for the specific income tax and/or social security regime in France, as set forth in the French Sub-Plan for Options (“French-Qualified Options”). Certain events may affect the status of the Options as French-Qualified Options or the underlying Shares and this Award of Options or the underlying Shares may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of these Options or of the underlying Shares and Participant will not be entitled to any damages if the Option no longer qualifies as a French-Qualified Option.

This Addendum is made as of the Date of Grant and pertains to and is made a part of the Agreement between the Company and Participant. All undefined capitalized terms herein shall have the meanings ascribed to such terms as set forth in the Agreement or French Sub-Plan for Options. In the event of any inconsistency between the Agreement and this Addendum, this Addendum shall prevail. To the extent that any term is defined in the Plan, the French Sub-Plan for Options, the Agreement and/or this Addendum, for purposes of this Award, the definitions in the French Sub-Plan for Options shall prevail.

1.           Stock Ownership Limitation

(a)          No rights to Shares may be granted to a French Participant who owns 10% or more of the share capital of the Company. Grants of French-Qualified Options shall not result in any French Participant owning more than ten percent (10%) of the Company’s share capital.

(b)         The number of Shares granted to French Participant under the Agreement shall not exceed 10% of the total number of shares of Common Stock of the Company.

2.           Death. Irrespective of the provision of the Agreement, in the event of the death of Participant prior to termination of employment, all French-Qualified Options shall become immediately vested and exercisable and may be exercised in full by his or her heirs, the legal representative of his or her estate or by the legatee of the French-Qualified Options under his or her last will, for the six-month period following the date of Participant’s death. In the event of death of Participant after termination of employment but prior to the expiration of the French-Qualified Options, all French-Qualified Options which were vested as of the date of termination of employment may be exercised in full by his or her heirs, the legal representative of his or her estate or by the legatee of the French-Qualified Options under his or her last will, for the six-month period following the date of Participant’s death. Any French-Qualified Option that remains unexercised shall expire six months following the date of the Participant’s death.

3.           Closed Periods. To the extent applicable to the Company, the Company will not grant French-Qualified Options during the closed periods required under Section L 225-177 of the French Commercial Code, as amended, which is as follows:

i.	before the end of a period of 20 trading days following the issuance of a coupon granting the right to receive dividends or to purchase shares of stock of the Company;

ii.	within a period of ten trading days before and after the disclosure to the public of the Company’s consolidated financial statements or the annual statements;

iii.	from the date that the corporate management of the Company becomes aware of information that could, if it were disclosed to the public, have a material effect on the quotation price of its stock, until ten trading days after the day such information is disclosed to the public.

4.           Data Protection. The Company will be responsible for any notifications, applications or prior authorization required under Applicable Laws in order to comply with Section 10 of the Agreement.

5.           French Language Representation. Je reconnais expressément par les présentes, que je comprends et parle parfaitement la langue anglaise, que j’ai eu le temps nécessaire pour entièrement lire et parfaitement comprendre le présent contrat ainsi que l’ensemble des documents et annexes s’y afférant et que j’ai eu l’opportunité de m’en entretenir avec les conseils de mon choix. (I represent that I perfectly speak and understand the English language, that I had enough time to review and understand this Agreement as all the related documents and appendix and that I had the opportunity to obtain advice from the counsel of my choice.)

GERMANY

The following terms and conditions (the “German Addendum”) will apply in the case of grants of Options to German residents and to those individuals who are otherwise subject to the laws of Germany.

1.           Applicability of the German Addendum. The Option shall also be governed by the terms of the German Addendum to the extent it amends or modifies the Plan, the Notice of Grant and the Agreement.

2.           Method of Payment. In addition to the methods of payment set out in Section 5 of the Terms and Conditions of Stock Option Grant a German Participant shall be permitted to pay the aggregate Exercise Price by wire transfer to a bank account to be designated by the Company.

3.           Tax Obligations. Stock Options granted to a tax resident of Germany by his/her Employer or a party related thereto are to be considered a taxable benefit for such employee. Such tax benefit is subject to German wage tax withholding and to German income tax on salary at the personal tax rate of such employee. Under applicable German wage tax withholding provisions, these taxes also have to be withheld if the tax benefit is granted by a group company of the Employer. Under the Plan and the Agreement, the Option is not transferable or assignable except by will or by the laws of descent. Pursuant to Section 6 (c) of the Plan, the Exercise Price of the Option is calculated on a percentage of the Fair Market Value per Share at the date of the grant. The taxable benefit is calculated as the difference between the Fair Market Value of the Shares at the time of exercise of the Option and the Exercise Price paid. No German wage tax withholding will be triggered if the Option is not be exercised, ceases to exist or if the Exercise Price is equal to the Fair Market Value of the Shares obtained.

We recommend that you consult with a tax adviser in Germany if you have questions relating to the tax consequences of participation in and the exercise of rights under the Plan.

4.           German Language Representation. Ich versichere, dass ich die englische Sprache beherrsche und dass ich ausreichend Zeit hatte, diese Vereinbarung und alle damit zusammenhängenden Dokumente und Anlagen zu prüfen und die Gelegenheit hatte, Rat von Beratern meiner Wahl einzuholen. (I represent that I have command of the English language, that I had enough time to review and understand this Agreement as all the related documents and appendix and that I had the opportunity to obtain advice from the counsel of my choice.)

ITALY

Terms and Conditions

Method of Exercise. This provision replaces Section 4(b) of the Agreement:

Notwithstanding anything to the contrary in the Agreement, you must exercise the Option using the cashless-sell-all exercise method. To complete a cashless-sell-all exercise, you must instruct the broker designated by the Company to: (i) immediately sell all of the Exercised Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, applicable brokerage fees and Tax-Related Items; and (iii) remit the balance in cash to you. If you do not complete this procedure, the Company may refuse to allow you to exercise the Option. The Company reserves the right to provide you with additional methods of exercise depending on local developments.

Data Privacy. This provision replaces Section 10 of the Agreement:

Participant understands that the Company and the Employer as a data processor of the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Options or any other entitlement to shares of stock or equivalent benefits awarded, purchased, canceled, exercised, vested, unvested or outstanding in Participant’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with Applicable Laws, regulations and Community legislation.

Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.

Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under Applicable Laws. Participant further understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom Participant may elect to deposit any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by Applicable Laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to Applicable Laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights Participant should contact the Employer. Furthermore, Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Plan Document Acknowledgment.

By accepting the Award, Participant acknowledges that he or she has received a copy of the Plan, the Notice of Grant, the Agreement and this Addendum and has reviewed the Plan, the Notice of Grant, the Agreement and this Addendum in their entirety and fully accepts all provisions thereof. Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: (i) Section 6: Tax Obligations; (ii) Section 9: Acknowledgments; (iii) Section 11: English Language (iv) Section 12: Rights as Stockholder; (v) Section 15: Non-Transferability of Option; (vi) Section 24: Amendment, Suspension or Termination of the Plan; and (vii) Section 25: Governing Law, as well as the Method of Exercise and Data Privacy sections included in this Addendum.

JAPAN

There are no country specific provisions.

MALAYSIA

Notification

Director Notification Information.

If Participant is a director of a Malaysian Subsidiary, Participant is subject to certain notification requirements under the Malaysian Companies Act 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Participant receives or disposes of an interest (e.g., Options or Shares) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

THE NETHERLANDS

The following terms and conditions will apply in the case of grants to Dutch residents and to those individuals who are otherwise subject to the laws of the Netherlands.

1.	Disability. The following provision substitutes Section 2(m) of the Plan:

"Disability" means the Service Provider's incapacity to perform his or her contractual services/duties, due to sickness or medical impediments, as referred to in article 7:669 para 3 sub (b) of the Dutch Civil Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may for the purpose of this Plan determine that such incapacity shall be considered to exist in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time."

2.	One-time event. The award of an Option under this Agreement is a one-time event.

SINGAPORE

Notifications

Securities Law Information. The Option is being granted pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Option is subject to Section 257 of the SFA and Participant will not be able to sell, or offer for sale, Shares acquired pursuant to the Option Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA or after six months from the Date of Grant.

Director Notification Obligation. The Chief Executive Officer, directors, associate directors, and shadow directors of a Singaporean Parent, Subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Parent, Subsidiary or affiliate in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Options granted under the Plan or Shares) in the Company or any Parent, Subsidiary or affiliate, (ii) any change in previously-disclosed interests (e.g., exercise of Options or sale of Shares), or (iii) becoming the Chief Executive Officer, a director, associate director or shadow director of a Parent, Subsidiary or affiliate in Singapore, if the individual holds such an interest at that time.

THE UNITED KINGDOM

The following terms and conditions will apply to a Participant who is UK tax resident at the time of grant of the Option.

1.           Participants: No Option may be granted to a Participant who is not an Employee. The definition of Employee in the Plan shall be amended to exclude non-executive directors.

2.           Method of Payment. Section 5(d) shall not apply.

3.           Tax Obligations: Section 6 of the Agreement shall be supplemented by the following:

In  accepting the grant of the Option, the Participant hereby agrees with and undertakes to the Company, and any other company which is a "secondary contributor" in respect of Class 1 National Insurance contributions ("NICs") payable in respect of the vesting, exercise or release of the Award of Options (the "Secondary Contributor") that:

(a)          the Secondary Contributor may recover from the Participant the whole of any such employer's NIC liability; and

(b)           the Participant, at the request of the Company, shall join with the Secondary Contributor in making an election (in such terms and such form and subject to such approval by HM Revenue & Customs) as provided in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole or any lability of the Secondary Contributor to such employer's NICs to be transferred to the Participant.

Further, without limitation to Section 6 of the Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by HMRC (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on Participant’s behalf (or any other tax authority or any other relevant authority).

EXHIBIT C

FLUIDIGM CORPORATION

2011 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Fluidigm Corporation

7000 Shoreline Court, Suite 100

South San Francisco, CA 94080

Attention: Stock Plan Administrator

1.           Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Fluidigm Corporation (the “Company”) under and pursuant to the 2011 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement(including the Notice of Stock Option Grant and all Addenda thereto) dated (the “Agreement”). The purchase price for the Shares will be $_____________, as required by the Agreement.

2.           Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option. Should any tax or social security contribution be due by the Company (or Participant’s employer) due to the exercise of the Option or the disposition of the Shares, Participant hereby agrees that the corresponding amount may be withheld on the proceeds due to Participant from any sale of the Shares by the broker previously selected by the Company to be used by Participant and such amount shall be directly paid to the Company so that the Company may pay the relevant taxing authorities any amounts due.

3.           Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions. Further, Purchaser represents and warrants to the Company that the Purchaser’s participation in the Plan is voluntary and the Purchaser has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

4.           Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 13 of the Plan.

5.           Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.           Entire Agreement; Governing Law. The Plan and Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

7.           Residents of Quebec, Canada and France. Je reconnais expressément par les présentes, que je comprends et parle parfaitement la langue anglaise, que j’ai eu le temps nécessaire pour entièrement lire et parfaitement comprendre le présent contrat ainsi que l’ensemble des documents et annexes s’y afférant et que j’ai eu l’opportunité de m’en entretenir avec les conseils de mon choix. (I represent that I perfectly speak and understand the English language, that I had enough time to review and understand this agreement as all the related documents and appendix and that I had the opportunity to obtain advice from the counsel of my choice.)

Submitted by:	Accepted by:

PURCHASER	FLUIDIGM CORPORATION

«first_name» «last_name»	By

Its
Address:

Date Received

EXHIBIT D

FLUIDIGM CORPORATION (THE “COMPANY”)

2011 EQUITY INCENTIVE PLAN

CHINA EXERCISE NOTICE

Fluidigm Corporation

7000 Shoreline Court, Suite 100

South San Francisco, CA 94080

Attention: Stock Plan Administrator

By your signature below, you agree that you are exercising your Stock Option ("Equity Incentive") subject to the terms and conditions of the Company's 2011Equity Incentive Plan (the "Plan"), the agreements evidencing the applicable Equity Incentive (the "Agreements") and the related Grant and Exercise Notice (the "Notice").  Capitalized terms that are not defined in this Notice have the meanings given to them in the Plan.

Purchaser:

Address:

Local taxpayer I.D. number:

Total number of Shares now being exercised:

Option Grant Date:

A.    1.   Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of exercising the Equity Incentive may be complicated.  These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law, and other variables not within the control of the Company.  You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you prior to exercising the Equity Incentive.  Prior to exercising the Equity Incentive, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the exercise of the Equity Incentive in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

B.     2.   Withholding

As described in the Agreement, you will make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise upon exercise of the Equity Incentive.

C.     3.   General Provisions

3.1       No Waiver.  No waiver of any provision of this Notice will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

3.2       Plan and Agreement.  This Notice is made pursuant to the provisions of the Plan and the Agreement and will in all respects be construed in conformity with the express terms and provisions of the Plan and the Agreement.

3.3       No Employment or Service Contract.  Nothing in this Notice will affect in any manner whatsoever the right or power of the Company, or a Related Company, to terminate your employment or services on behalf of the Company, for any reason, with or without cause. In any cases, any payments in relation to the Equity Incentive will not be deemed as labour remuneration for purpose of severance calculation or other payment calculation.

3.4       Governing Law.  This Notice will be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, you have executed this Notice on the date indicated below.

Purchaser

Printed Name

- 23 -